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EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Central Parking Corporation:


We consent to incorporation by reference in the registration statement (No. 33-98118) on Form S-8 of Central Parking Corporation of our report dated June 13, 2001, with respect to the statements of net assets of the Central Parking Corporation 1996 Employee Stock Purchase Plan as of March 31, 2001 and 2000, and the related statements of changes in net assets for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 Form 11-K of Central Parking Corporation.



Nashville, Tennessee
June 29, 2001